Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.11

COLLOCATION/INTERCONNECTION LICENSE

ONE SUMMER STREET

ONE SUMMER COLLOCATION, LLC,

a Delaware Limited Liability Company

as Licensor,

and

THE ENDURANCE INTERNATIONAL GROUP, INC.,

a Delaware Corporation

as Licensee

LIST OF EXHIBITS

Exhibit A: OUTLINE OF PREMISES

Exhibit B: NOTICE OF LICENSE TERM DATES

Exhibit C: INTERCONNECTION FACILITY SERVICE LEVELS

Exhibit D: RULES AND REGULATIONS

Exhibit E: FORM OF LICENSEE’S ESTOPPEL CERTIFICATE

Exhibit F: LIST OF LICENSEE’S EQUIPMENT

ONE SUMMER STREET

COLLOCATION/INTERCONNECTION LICENSE

This Collocation/Interconnection License (the “License”), dated as of the date set forth in Item 1 of the Summary of Basic License Information (the “Summary”), below, is made by and between ONE SUMMER COLLOCATION, LLC, a Delaware Limited Liability Company (“Licensor”), and THE ENDURANCE INTERNATIONAL GROUP, INC., a Delaware Corporation (“License”).

SUMMARY OF BASIC LICENSE INFORMATION

ITEM	TERMS OF LICENSE		DESCRIPTION

1.	Date:		February 2, 2012 (the “Effective Date”)

2.	Premises (Section 1):

	2.1	Building:	Approximately 392,000 rentable square feet located at One Summer Street, Boston, Massachusetts 02110.

	2.2	Premises:	Approximately 1,173 square feet of Space in Suite 760 of the Building designed to accommodate up to [**] Licensee supplied [**] cabinets, as more particularly shown on Exhibit A attached to the License.

3.	License Term (Section 2):

	3.1	Length of Term:	Six (6) years and no (0) months.

	3.2	License Commencement Date:	Upon the completion of Licensor’s Work with respect to the initial [**] cabinets.

	3.3	License Expiration Date:	The date immediately preceding the six (6) year anniversary of the License Commencement Date.

4.	Summary of Fees (Section 3):

	4.1	Base Fees	$[**] ($[**] per each of [**] phased deliveries) monthly with [**]% [**] escalations commencing June 30, 2013, and [**]. The first month fee payment is due upon execution of this License.

	4.2	Cross-Connection Fees	$[**] monthly per Fiber cross-connection (with one-time $[**] cabling charge per cross-connection), $[**] monthly for each coax cross-connection (with a one-time $[**] cabling charge), $[**] monthly for each copper or Ethernet cross connection (with a one-time $[**] cabling fee), $[**] monthly per [**] with capacity of up to [**] ports – installation fee varies based on requirement (reduces monthly charges for Fiber cross-connections to $[**], with one-time cabling charge of $[**] per cross-connect).

	4.3	Utility Fee:	Power shall be [**] to Licensor.

	4.4	Non-Recurring Set-Up Fees:	$[**] ($[**] per each of the three phased deliveries). The Set-Up Fee relating to the first phased delivery is due upon execution of this License. The Set-Up Fees relating to the second and third phased deliveries are due [**] days prior to the applicable phase delivery date.

	4.5	Fee Commencement Date:	For the fees associated with the initial space for [**] cabinets, the Fee Commencement Date shall be the same as the License Commencement Date Referenced in Summary Section 3.2 above. For the fees associated with the subsequent spaces for [**] cabinets each, the Fee Commencement Date shall be the date upon which Licensor’s Work for such space is completed and Licensee is given notice that the space is available for Licensee’s use.

5.	Manner and Location of Payment:		Payment of the Fees (as defined in Section 3 of this License) or any component thereof shall be made from time to time by Licensee to Licensor by (a) wire transfer of immediately available funds into [**], (b) check

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sent by regular mail to [**], (c) check sent by overnight delivery to [**], or (d) as otherwise designated by [**] from time to time upon written notice to the Licensee. Until the Licensee receives written notice from the [**] that the [**] has been terminated, neither the Licensor nor the Licensee (or both of them) may amend this Item 5 in any respect without the prior written consent of the [**].

6.	Security Deposit:	N/A

7.	Address of Licensee: (Section 13.9):

Attention:

Hari Ravichandran, CEO

The Endurance International Group, Inc.

70 Blanchard Rd.

Burlington, MA 01803

harir@maileig.com

Phone: 781-852-3270

Fas: 781-852-2915

with a copy to:

David C. Bryson, Esq.

Executive Vice President & General Counsel

The Endurance International Group, Inc.

70 Blanchard Rd.

Burlington, MA 01803

dbryson@maileig.com

Phone: 781-852-3209

Fax: 781-998-8277

8.	Address of Licensor: (Section 13.9)

Jeffrey D. Markley

Manager

One Summer Collocation, LLC

One Summer Street

Boston, Massachusetts 02110

with a copy to:

Devon S. Cutchins

General Counsel

Markley Group

633 West 5th Street, 26th Floor

Los Angeles, CA 90071

Phone: 213-622-3000

Fax: [**]

9.	Broker(s)	N/A

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SECTION 1

PREMISES, BUILDING AND COMMON AREAS

1.1. Premises, Building and Common Areas.

1.1.1 The Premises. Licensor hereby licenses to Licensee and Licensee hereby licenses from Licensor the space as set forth in Item 2.2 of the Summary of the Basic License information (“Summary”) and outlined in Exhibit A attached hereto (the “Premises”). The parties hereto agree that the license of the Premises is upon and subject to the terms, covenants and conditions herein set forth. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building” as that term is defined in Item 2.1 of the Summary, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises. The taking of possession of the Premises by Licensee shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair.

1.1.2 Access. Licensor agrees that, subject to Licensor’s reasonable rules and regulations, and access control systems and procedures, and the terms of this License, Licensee shall have access to the Premises, and Common Areas on the floor in which the Premises are located, 24 hours a day, 365 days a year during the License Term.

1.1.3 Licensor’s Work. Licensor will construct a cage in suite 760 around the Premises in accordance with the dimensions contained on Exhibit A hereto, utilizing [**]. Initially, the Premises shall be sufficient to house [**] Licensee supplied [**] cabinets as shown on Exhibit A hereto. The Premises shall be expanded to include the additional space to house an additional [**] Licensee supplied [**] cabinets on the date that is [**] months after the License Commencement Date as shown on Exhibit A hereto. The Premises shall be expanded to include the additional space to house an additional [**] Licensee supplied [**] cabinets on the date that is [**] months after the License Commencement Date as shown on Exhibit A hereto. Licensee may request and Licensor shall provide earlier delivery of either of the subsequent space deliveries by requesting such earlier delivery in writing to Licensor. Licensor will provide to the Premises [**] for power and communications distribution. Licensor will provide [**] circuits per cabinet to which Licensee shall connect its equipment in a [**] configuration. Licensee shall identity receptacles to be installed by Licensor’s electrician at Licensee’s expense. Licensor will also provide sufficient cooling to maintain room temperature in the cool aisles in accordance with ASHRAE TC 9.9 standards, as identified in Exhibit G hereto, or as otherwise modified in the future by ASHRAE.

SECTION 2

LICENSE TERM

2.1. License Term. The terms and provisions of this License shall be effective as of the dale of this License. The term of this License (the “License Term”) shall be as set forth in Item 3.1 of the Summary, shall commence on the date set forth in Item 3.2 of the Summary (the “License Commencement Date”), and shall terminate on the date set forth in Item 3.3 of the Summary (the “License Expiration Date”) unless this License is sooner terminated as hereinafter provided. For purposes of this License, the term “License Year” shall mean each consecutive twelve (12) month period during the License Term: provided, however, that the last License Year shall end on the License Expiration Date, At any time during the License Term, Licensor may deliver to Licensee a notice in the form as set forth in Exhibit B, attached hereto, as a confirmation only of the information set forth therein, which Licensee shall execute and return to Licensor within [**] business days after receipt thereof. Licensee acknowledges that the rights granted to Licensee hereunder do not constitute a lease or easement of any portion of the Premises or Building, nor do they create a partnership or joint venture between Licensor and Licensee. Licensor hereby reserves the right to grant, renew or extend similar licenses to others. Licensee shall have no right to hold over after the expiration of the Term of this License without Licensor’s consent. If Licensee holds over after the termination of this License such holdover shall be deemed to be upon all of the terms of this License except that the amount of the License Fees (as defined in Section 3 below) shall be increased to an amount equal to [**] percent ([**]%) of the License Fees in effort immediately prior to the termination. If Licensee holds over for more than [**] days, Licensee shall also pay to Licensor all damages actually sustained by Licensor resulting from retention of possession by Licensee in excess of the double License Fees set forth in the preceding sentence.

SECTION 3

FEES AND CHARGES

Licensee shall pay, without prior notice or demand, to Licensor or Licensor’s agent, base fees for the Premises (“Base Fees”) and all such other recurring fees, payable in monthly installments as set forth in Item 4 of the Summary, or such other fees payable upon such terms as otherwise set forth in this License (collectively and individually, as the context may require, the “License Fees”) in advance on or before the first day of each and every calendar month during the License Term, without any setoff or deduction whatsoever. Licensee hereby acknowledges and agrees that Licensee shall pay the License Fees in the manner, and to the location, set forth in Item 5 of the Summary or to such other location as the [**] may designate in writing from time to time. Until Licensee receives written notice from the [**] that the [**] has been terminated, Licensor may not, without the prior written consent of the [**], designate any other location for the payment of License Fees or amend Item 5 of the Summary un any respect without the prior written consent of the [**]. The Base Fee for the first full month of the License Term, along with the first phase installment of the Set-Up Fees shall be due at the time of Licensee’s execution of this License.

3.1. Base Fees. Base Fees are subject to [**]% escalations on [**] of the License Commencement Date.

	Monthly Base Fee (Item 4.1 in Summary)	Set-Up Fee (Item 4.3 in Summary)
Approximately 1,173 square feet of caged space designed to accommodate up to [**] Licensee supplied [**] cabinets as set forth in Exhibit A hereto	$[**] ($[**]per each of [**] phased deliveries as set forth in Exhibit A hereto)	$[**] per each of three phased deliveries as set forth in Exhibit A hereto

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3.2. Utility Fee. Power shall be [**] to Licensor. Once Licensee receives a statement for its power charges, such Power Fees shall be due on the 1st day of the following month. In maintaining a [**] configuration, Licensee may not exceed a combined total power load of [**] from any [**] circuits at any time. If Licensee exceeds a total of [**] from any [**] circuits Licensor will give notice to Licensee that is has exceeded its power limitations. If Licensee does not reduce its power load to conform to [**] configuration limitations within [**] days after notice from Licensor, Licensee will pay an Overage Penalty of $[**] to Licensor for each [**] and for each [**] circuits that exceeds the maximum load.

3.3. Cross-Connection Fees (Item 4.2 in Summary). All Cross-Connection Fees are subject to [**]% escalations on [**] of the License Commencement Date.

Connection Type	Monthly Fee (per connection)	Set-Up Fee
Fiber Cross Connects	$[**] per cross connect	$[**] Cabling Fee per cross-connect

Coax Cross Connects	$[**] per cross connect	S[**] Cabling Fee per cross-connect

Copper and Ethernet Cross Connects	$[**] per cross connect	$[**] Cabling Fee per cross-connect

[**]	$[**] (reduces monthly charge for fiber cross-connects to $[**])	$[**] Set-Up Fee for installation of dedicated [**] in Building CCR

Disconnects Fiber/Coax		NCR equal to [**] cross-connect fee

3.4. Fiber and Conduit Fees. Should Licensee require that conduit and fiber be run from the interconnection facility through any of the fiber entries in the building and to the exterior of the building in order to bring into the Building dark fiber or the fiber of any third party provider not previously in the Building, additional Building fiber and conduit fees shall apply.

3.5. Additional Technician Time. Technician time required to set up services is included in the “Set-Up Fees” listed above. Licensor shall provide remote hands and non-subscription technical services from time to time as requested by Licensee without any additional fees or charges.

SECTION 4

SERVICES AND HVAC

4.1. Standard License Services. Licensor and Licensee shall provide the following services to the Premises.

4.1.1 Licensor shall connect, at Licensee’s expense, Licensee’s equipment in the Licensed Facilities to termination points on the cable distribution system within the Building’s Cross Connect Room (the “CCR”), designated by Licensor. Licensor shall provide the services as specified in Exhibit C, Service Levels, provided that in the event of any conflict between the terms of this License and the Service Levels specified in Exhibit C, the provisions of this License shall prevail. Licensee shall not conduct any cross-connections with other tenants or licensees of the building outside of the CCR. Licensee shall comply with the Rules and Regulations as specified in Exhibit D. Licensor will monitor security, environment, power and other conditions in the Licensed Facilities.

4.1.2 Licensee may, by written notice to Licensor, request that an interconnection be made between Licensee and any other licensee or tenant of the Building within the interconnection facilities located in the Building. Licensee’s notice shall describe in adequate detail the type of connection to be made and shall be accompanied by a written agreement with the other licensee or tenant remitting such interconnection and authorizing Licensor to make such interconnection. Subject to the terms of the Interconnection Facility Service Levels, a copy of which is attached hereto as Exhibit C, within [**] business days after receiving such request, Licensor shall cause the desired interconnection to be established. By making the request, Licensee agrees to pay the fees as set forth in Section 3 above for each such interconnection.

4.1.3 Amendments to Services Provided. Licensee may request changes to the services to be provided pursuant to Section 3 and/or Section 4.1.2 above by submitting a written request to Licensor. All change requests should specify the date upon which the changes should be made. The monthly charge for all services shall be prorated for the number of days remaining in the month at the time that the change was made and the prorated amount shall be applied to the invoice for the following month.

4.1.4 Power. Licensor shall provide access to power pursuant to Section 1.1.3. Licensee shall identify receptacles to be installed by Licensor’s electrician at Licensee’s sole cost and expense. Licensee is required to maintain the [**] configuration at all times and Licensor has the right to shut down one side of the power service at any time for maintenance or any other reason. Licensor shall have no liability to Licensee for any damages resulting from Licensee’s failure to maintain a [**] configuration. The cost of power utilized by Licensee will be [**] by Licensor.

4.1.5 HVAC. Heating, ventilation and air conditioning (“HVAC”) service in the Premises, will be provided by Licensor, (collectively, “HVAC Equipment”), which shall be subject to the direct control of Licensor The collocation facilities are designed with hot and cold aisles to optimize cooling. In the event that Licensee installs its equipment in a manner that does not comply with the hot and cold aisle design, and fails to reconfigure following reasonable written notice period and opportunity to cure, Licensor will be relieved of its obligations to maintain allowable ASHRAE standards within the room. Licensor may require Licensee to reconfigure its equipment to conform to the hot and cold aisle design at any time following reasonable written notice period.

4.2. Emergency Generator. Licensor has installed for the benefit of the Licensees of the Building an emergency generator plant (the “Building Emergency Generators”) in the Building which is in service as of the execution of this License. Licensee’s use of such emergency power shall be in accordance with such rules and regulations and as may be established by Licensor from time to time.

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4.3. Interruption of Use. Subject to Section 4.4 below, Licensee agrees that Licensor shall not be liable for damages, by abatement of Fees or otherwise, for failure to furnish or delay in furnishing any service, or for any diminution or interruption in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building after commercially reasonable effort to do so, by any accident, riot or other dangerous conditions, emergencies, or casualty whatsoever, by act or default of Licensee or other parties, or by any other cause beyond Licensor’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Licensee’s use and possession of the Premises or relieve Licensee from paying Fees or performing any of its obligations under this License. Furthermore, Licensor shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Licensee’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Section 4 or elsewhere in this License. As a material inducement to Licensor’s entry into this License, Licensee waives and releases any rights it may have to make repairs at Licensor’s expense under Massachusetts Law and under any similar Laws now or hereafter in effect.

4.4. Service Level Guarantee. Licensor guarantees that it will maintain the following minimum service levels (the “Service Levels”) with respect to Power and Environmentals:

4.4.1 Power. Licensor warrants that the entire quantity of Licensee’s purchased power as set forth herein will be delivered [**]% of the time, including during any period of scheduled maintenance. Any separate and distinct power outage to both [**] power lasting longer than [**] seconds shall result in a service credit to be applied to Licensee’s next rent payment, equal to [**]. In the event that there are [**] power outages lasting longer than [**] hours during the Term, Licensee may terminate this License upon thirty (30) days written notice to Licensor. No service credit shall be given if an outage is the result of Licensee’s failure to maintain a [**] configuration.

4.4.2 Environmentals. Licensor will ensure that the temperature of open space in the Collocation Room will remain within the allowable temperature and humidity ASHRAE standards pursuant to TC9.9, as described in Exhibit G hereto, or as subsequently modified by ASHRAE. If the temperature or humidity of the open space in the Collocation Room exceeds these parameters, the Licensee shall receive a credit to be applied to Licensee’s next monthly payment equal to [**] for each separate and distinct variance. In the event that temperature or humidity of the open space in the Collocation Room exceeds these parameters for longer than [**] hours on [**] occasions during the Term as a result of a power outage, Licensee may terminate this License upon thirty (30) days written notice to Licensor. In the event of an outage of both power and environmentals, Licensee shall receive a credit for either the power outage or the environmental variance, but not for both.

SECTION 5

INSURANCE

5.1. Indemnification and Waiver. Licensee hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Licensor, its partners, subpartners and their respective officers, agents, employees and independent contractors (collectively, “Licensor Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Licensee or by other persons claiming through Licensee. Licensee shall indemnify, defend, protect, and hold harmless the Licensor Parties from and against any and all Claims incurred in connection with or arising from: (i) any cause in, on or about the Premises (excepting only causes arising within the walls of the Premises or pipes under the control of the Licensor); (ii) any acts, omissions or negligence of Licensee or of any person claiming by, through or under License, or of any of Licensee’s Customers, the contractors, agents, employees, invitees and/or licensees of Licensee or any such person, in, on or about the Building (including, without limitation, any Claims relating to the installation, placement, removal or financing of any Alterations, improvements, fixtures, conduit, equipment and/or appurtenances in, on or about the Premises and Building); and/or (iii) any breach by Licensee of the terms of this License. Licensee’s agreement to indemnify Licensor pursuant to this Section 5.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Licensee pursuant to the provisions of this License, to the extent such policies cover the matters subject to Licensee’s indemnification obligations.

5.2. Licensee’s Compliance With Licensor’s Fire and Casualty Insurance. Licensee shall, at Licensee’s expense, comply with all insurance company requirements pertaining to the use of the Premises and Building. Licensee, at Licensee’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

5.3. Licensee’s Insurance. Licensee shall maintain Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Licensee’s operations (and the operations of any Customers of Licensee), and contractual liabilities (covering the performance by Licensee of its indemnity agreements), the aggregate insured limits of which shall be [**] dollars, at all times following the date (the ‘”Insurance Start Date”) which is the date of Licensee’s entry into the Premises to perform any work or commence business operations therein, Each policy obtained by Licensee shall include the following entities as additional insureds thereunder: Markley One Summer Street, LLP, Markley Boston, LLC and One Summer Collocation, LLC.

5.4. Subrogation. Licensor and Licensee agree to endeavor to have their perspective insurance companies issuing property damage insurance with respect to the Building and Premises waive any rights of subrogation that such companies may have against Licensor or Licensee, as the case may be. Anything in this License to the contrary notwithstanding, Licensor and Licensee hereby waive and release each other of and from any and all Claims of each party for any loss or damage that may occur to the Premises, Building and/or the personal property of each party within the Building, but only to the extent the releasing party’s loss or damage is covered under casualty insurance policies in effect at the time of such loss or damage or would have been covered by the casualty insurance required to be carried under this Section 5 had the releasing party complied with its applicable insurance obligations under this Section 5. Each party agrees to

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promptly give to its respective insurance company which has issued policies of insurance covering any risk of direct physical loss, written notice of the terms of the mutual waivers contained in this Section 5, and to have such insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers.

SECTION 6

NONWAIVER

No provision of this License shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Fees hereunder by Licensor shall not be deemed to be a waiver of any preceding breach by Licensee of any term, covenant or condition of this License, other than the failure of Licensee to pay the particular Fees so accepted, regardless of Licensor’s knowledge of such preceding breach at the time of acceptance of such Fees.

SECTION 7

ASSIGNMENT AND TRANSFERS

Licensee shall not, without the prior written consent of Licensor, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this License or any interest hereunder, permit any assignment, or other transfer of this License or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license, or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Licensee and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”), provided that to the extent required by lender to Licensee, Licensee shall be permitted to grant a security interest or other lien to Licensee’s lender as security for obligations owed to such lender by Licensee.

7.1. Licensor’s Consent. Licensor may withhold consent for any reason whatsoever at Licensor’s sole discretion.

SECTION 8

SURRENDER OF PREMISES

8.1. Surrender of Premises. No act or thing done by Licensor or any agent or employee of Licensor during the License Term shall be deemed to constitute an acceptance by Licensor of a surrender of the Premises unless such intent is specifically acknowledged in writing by Licensor.

8.2. Removal of Licensee Property by Licensee. Upon the expiration of the License Term, or upon any earlier termination of this License, Licensee shall, subject to the provisions of this Section 8, quit and surrender possession of the Premises to Licensor in as good order and condition as when Licensee took possession and as thereafter improved by Licensor and/or Licensee. Upon such expiration or termination, Licensee shall not remove all or any of Licensee’s conduit lines, or connecting equipment.

SECTION 9

ESTOPPEL CERTIFICATES

Within [**] days following a request in writing by Licensor, Licensee shall execute, acknowledge and deliver to Licensor an estoppel certificate, which, as submitted by Licensor, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be required by the [**] or by ground lessor or purchaser of the Building, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Licensor the [**]. Any such certificate may be relied upon by the [**] or any prospective ground lessor or purchaser of all or any portion of the Building, Licensee shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Licensee to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Licensee that statements included in the estoppel certificate are true and correct, without exception.

SECTION 10

SUBORDINATION

10.1. Master Lease. Licensor and Licensee acknowledge that Licensor is not currently the owner of the Building but is lessee of a Collocation Lease between Licensor, as lessee, and Markley Boston, LLC, which is a ground lessee of the entire Building pursuant to that certain Master Lease between Licensor as lessee and Markley One Summer Street LLP as landlord and owner, and that Licensor’s and Licensee’s rights find obligations under this License are subject to the terms and conditions of the Collocation Lease and Master Lease.

10.2. Subordination. Without the necessity of any additional document being executed by Licensee for the purpose of effecting a subordination, this License shall be subject and subordinate at all times to ground or underlying leases, to the lien of the [**] now or hereafter placed on, against or affecting the Building, any equipment therein or Licensor’s rights under this License, or to any ground or underlying lease; provided, however, that if the lessor or the [**] elects to have Licensee’s interest in this License be superior to any such instrument, then, by notice to Licensee, this License shall be deemed superior, whether this License was executed before or after said instrument, provided further that notwithstanding any such subordination, Licensee shall be entitled to peaceful possession of the Premises and to all of its rights under this License at all times during the License Term hereof so long us Licensee is not in default hereof as provided in Section 11 hereof. Notwithstanding the foregoing, Licensee covenants and agrees to execute and deliver upon demand such further instruments evidencing such subordination or superiority of this License as may be required or requested by Licensor.

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SECTION 11

DEFAULTS: REMEDIES

11.1. Events of Default by Licensee.

11.1.1 Any failure by Licensee to pay any Fee or any other undisputed charge required to be paid under this License, or any part thereof, when due unless such failure is cured within [**] business days after written notice to Licensee shall constitute a default of this License by Licensee.

11.1.2 Except where a specific rime period is otherwise set forth for Licensee’s performance in this License, in which event the failure to perform by Licensee within such time period shall be a default by Licensee under this Section 11 any failure by Licensee to observe or perform any other provision, covenant or condition of this License to be observed or performed by Licensee where such failure continues for [**] days after written notice thereof from Licensor to Licensee shall constitute a default of this License by Licensee; provided that if the nature of such default is such that the same cannot reasonably be cured within a [**] day period, Licensee shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default. The notice periods provided above in this Section 11 are in lieu of, and not in addition to, any notice periods provided by any applicable Laws.

11.2. Remedies Upon Default. Upon the occurrence of any event of default by Licensee, Licensor shall have, in addition to any other remedies available to Licensor at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

11.2.1 Terminate this License, in which event Licensee shall immediately surrender the Premises to Licensor, and if Licensee fails to do so, Licensor may, without prejudice to any other remedy which it may have for possession or arrearages in fees, enter upon and take possession of the Premises and expel or remove Licensee and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefore.

11.2.2 Licensor shall at all times have the rights and remedies, without prior demand or notice except as required by applicable Laws, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this License, or restrain or enjoin a violation or breach of any provision hereof.

11.3. Efforts to Re-License. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, re-licensing, appointment of a receiver to protect Licensor’s interests hereunder, or any other action or omission by Licensor shall be construed as an election by Licensor to terminate this License or Licensee’s right to possession, or to accept a surrender of the Premises.

11.4. Default by Licensor. The occurrence of any of the following shall constitute a default of this License by Licensor:

11.4.1 Events resulting in Licensee’s right to terminate this License pursuant to Section 4.4; or

11.4.2 Any failure by Licensor to observe or perform any other provision, covenant or condition of this License to be observed or performed by Licensor, which is material to Licensee’s use of the Premises, where such failure continues for [**] days after written notice thereof from Licensee to Licensor, in which case Licensor shall have a right to terminate this License upon written notice to Licensor; provided that if the nature of such default is such that the same cannot reasonably be cured within a [**] day period, Licensor shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default.

SECTION 12

LATE PAYMENTS

12.1. Late Changes. If any installment of Fees or any other sum due from Licensee shall not be received by Licensor or Licensor’s designee within [**] days after said amount is due, then Licensee shall pay to Licensor a late charge equal to [**] percent ([**]%) of the overdue amount plus any reasonable attorneys’ fees incurred by Licensor by reason of Licensee’s failure to pay Fees and/or other charges when due hereunder. The late charge shall be in addition to all of Licensor’s other rights and remedies hereunder and shall not be construed as liquidated damages or as limiting Licensor’s remedies.

12.2. Extremely Late Payments/Discharge of Cross-Connections. In addition to the Late Charges described above, in the event that any Fees or other amounts owing hereunder are not paid within [**] days after the date they are due, and remain unpaid following [**] business days advance written notice and opportunity to cure, Licensor may suspend any existing Licensee’s Cross-Connections, unplugging the connection but leaving the pathway in place. If, within [**] days after suspension, Licensee brings its account current and pays a Reconnect Fee of $[**] per Cross-Connection, Licensor will re-establish Licensee’s Cross-Connections. In the event that Licensee does not bring its account current and pay the Reconnect Fee of $[**] per Cross-Connection within [**] days after suspension, Licensor may remove the circuits applicable to Licensee’s Cross-Connections and Licensee will be responsible for any applicable disconnect charges under this License. After [**] days after suspension, in order to implement any Cross-Connections, Licensee’s account must be current and Licensee must follow the procedure for implementing new Cross-Connections and pay any applicable connection fees. Licensee agrees that Licensor shall not be liable for any damages resulting from disconnection of Licensee’s Cross-Connections in response to Licensee’s failure to pay any amounts owing for [**] days or more following such notice and cure period as described above.]

5

SECTION 13

MISCELLANEOUS PROVISIONS

13.1. Modification of License. Should any current or prospective ground lessor for the Building or [**] require a modification of this License, which modification will not cause an increased cost or expense to Licensee or in any other way materially and adversely change the rights and obligations of Licensee hereunder, then and in such event, Licensee agrees that this License may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Licensor within [**] days following a request therefor.

13.2. Transfer of Licensor’s Interest. Licensee acknowledges that Licensor has the right to transfer all or any portion of its interest in the Building and in this License, and Licensee agrees that in the event of any such transfer, Licensor shall automatically be released from all liability under this License arising from and after the effective date of the transfer and Licensee agrees to look solely to such transferee for the performance of Licensor’s obligations hereunder arising from and after the date of the transfer and such transferee shall be deemed to have fully assumed and be liable for all such future obligations of Licensor under this License, including the return of any Security Deposit, and Licensee shall attorn to such transferee. Licensee further acknowledges that Licensor may assign its interest in this License to a mortgage lender as additional security and agrees that such an assignment shall not release Licensor from its obligations hereunder and that Licensee shall continue to look to Licensor for the performance of its obligations hereunder.

13.3. Partial Invalidity. If any term, provision or condition contained in this License shall, to any extent, be invalid or unenforceable, the remainder of this License, or the application of such term, provision or condition shall not be affected thereby, and each and every other term, provision and condition of this License shall be valid and enforceable to the fullest extent possible.

13.4. Licensor Exculpation. In no event shall Licensor or Licensee be liable for any indirect, incidental, consequential, special, reliance or punitive damages, including without limitation damages for lost profits, advantage, savings or revenues of any kind and as an inducement for Licensor and Licensee to enter into this contract Licensor and Licensee hereby expressly waive any right they may have to collect such damages against the other or any of party related thereto.

13.5. Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this License and this License and the Exhibits hereto, constitute the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto.

13.6. Right to License. Licensor reserves the absolute right to effect such other tenancies in the Building as Licensor in the exercise of its sole business judgment shall determine to best promote the interests of the Building.

13.7. Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Fees and other charges to be paid by Licensee pursuant to this License and except as to Licensee’s obligations under this License (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this License, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage.

13.8. Waiver of Redemption by Licensee. Licensee hereby waives, for Licensee and for all those claiming under Licensee, any and all rights now or hereafter existing to redeem by order or .judgment of any court or by any legal process or writ, Licensee’s right of occupancy of the Premises after any termination of this License.

13.9. Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (i) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (ii) delivered by a nationally recognized overnight courier, or (iii) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Licensee at the appropriate address set forth in Item 7 of the Summary, or to such other place as Licensee may from time to time designate in a Notice to Licensor, or to Licensor at the appropriate address set forth in Item 8 of the Summary, or to such other places as Licensor may from time to time designate in a Notice to Licensee. Any Notice will be deemed given upon the earlier of (A) three (3) days after the date it is posted if sent by Registered or Certified Mail, (B) the dale the overnight courier delivery is made or attempted to be made, or (C) the date personal delivery is made.

13.10. Confidentiality. Licensee acknowledges that the content of this License (and any related documents), any information pertaining to the design, layout, security or infrastructure of the Building, the identities of the tenants and licensees in the Building and any financial information pertaining to the Building or the tenants and Licensees therein are “Confidential Information”. Licensee shall keep such Confidential Information strictly confidential and shall not disclose such Confidential Information to any person or entity other than Licensee’s financial, legal and space planning consultants and the prospective transferees or assignees of Licensee.

13.11. Licensee’s Equipment. Licensee shall notify Licensor in writing of all equipment to be installed in the Premises. The notification should include the amperage rating of the equipment as well as the date of proposed install. Licensee’s initial installation will include the equipment described in Exhibit F.

13.12. Authority. If Licensee is a corporation, trust, partnership or Limited Liability Company, each individual executing this License on behalf of Licensee hereby represents and warrants that Licensee is a duly formed and existing entity qualified to do business in Massachusetts and that Licensee has full right and authority to execute and deliver this License and that each person signing on behalf of Licensee is authorized to do so.

13.13. Attorneys’ Fees. In the that either Licensor or Licensee should bring suit for the possession of the Premises, for the recovery of any sum due under this License, or because of the breach of any provision of this License or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other

6

party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action goes to judgment.

13.14. Governing Law; WAIVER OF TRIAL BY JURY. This License shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LICENSOR AND LICENSEE HEREBY CONSENT TO (i) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE COMMONWEALTH OF MASSACHUSETTS, (ii) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY MASSACHUSETTS LAWS, AND (iii) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LICENSE, THE RELATIONSHIP OF LICENSOR AND LICENSEE, LICENSEE’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.

13.15. Counterparts. This License may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single license.

13.16. No Violation. Licensee hereby warrants and represents that neither its execution of nor performance under this License shall cause Licensee to be in violation of any agreement, instrument, contract, Law, rule or regulation by which Licensee is bound, and Licensee shall protect, defend, indemnify and hold Licensor harmless from and against any and all Claims arising from Licensee’s breach of this warranty and representation.

13.17. [**]. LICENSEE HEREBY ACKNOWLEDGES AND AGREES THAT THE [**] MAKES NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATIONS, THE CONDITION OF THE EQUIPMENT PROVIDED BY LICENSOR TO LICENSEE, ITS MARKETABILITY OR ITS FITNESS FOR A PARTICULAR PURPOSE. LICENSEE FURTHER ACKNOWLEDGES AND AGREES THAT, IN CONNECTION WITH ITS RIGHTS AND OBLIGATIONS UNDER THIS LICENSE, IT WILL COMPLY WITH ANY INSTRUCTIONS PROVIDED BY THE [**] IN ACCORDANCE WITH THE NOTICE PROVISIONS HEREOF.

IN WITNESS WHEREOF, Licensor and Licensee have caused this License to be executed the day and date first above written.

“Licensor”:		“Licensee”:

ONE SUMMER COLLOCATION, LLC, a Delaware Limited Liability Company		THE ENDURANCE INTERNATIONAL GROUP, INC. a Delaware Corporation

By:	Jeffrey D. Markley	By:	Ron LaSalvia
Name:	Jeffrey D. Markley	Name:	Ron LaSalvia
Title:	Manager	Title:	EVP

7

EXHIBIT A

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]

EXHIBIT B

NOTICE OF LICENSE TERM DATES

To:

Hari Ravichandran, CEO

The Endurance International Group, Inc.

70 Blanchard Rd. Burlington, MA 01803

ssydness@maileig.com

Phone: 781-852-3270

Fax: 781-852-2915

Re:	Collocation/Interconnection License dated February , 2012 between ONE SUMMER COLLOCATION, LLC, a Delaware Limited Liability Company (“Licensor”), and THE ENDURANCE INTERNATIONAL GROUP, INC., a Delaware Corporation (“Licensee”) concerning space in suite 760 in the building located at One Summer Street, Boston, Massachusetts 02110.

Gentlemen:

In accordance with the Collocation/Interconnection License (the “License”), we wish to advise you and/or confirm as follows:

1. The License Term shall commence on or has commenced on the License Commencement Date of                     , 2012 for a License Term of six (6) years, ending on                     , 2018.

2. Fees commenced to accrue on                     , 2012, in the amount of $             per month.

3. Your payment checks should be made payable to One Summer Collocation, LLC, or such other person or entity as designated in writing by Licensor.

“Licensor”: ONE SUMMER COLLOCATION, LLC, a Delaware Limited Liability Company

By:
	Name:	Jeffrey D. Markley

Its:	Manager

Agreed to and Accepted

as of                     , 20    .

“Licensee”:

THE ENDURANCE INTERNATIONAL GROUP, INC.

a Delaware Corporation

By:

Name:    Hari Ravichandran

Its:    CEO

cc: David C. Bryson, Esq.

Executive Vice President & General Counsel

The Endurance International Group, Inc.

70 Blanchard Rd.

Burlington, MA 01803

dbryson@maileig.com

Phone: 781-852-3209

Fax: 781-998-8277

EXHIBIT B

1

EXHIBIT C

INTERCONNECTION FACILITY SERVICE LEVELS

The Interconnection Facility is located on the Fourth (4th Floor within the One Summer Street Telecom Facility in Boston, Massachusetts. The Interconnection Facility is comprised of two sections, the Equipment Area (comprised of two or more rooms) and the Cross Connect Area.

Equipment Area.

The equipment area includes the licensee spaces where all racks, cabinets and cages will be located. Licensees will have access to their equipment on a 24 x 7 basis. In order to facilitate access licensees will provide a list of authorized personnel to whom access cards will be issued. Licensees will be required to comply with all base building rules and regulations. At least one technician provided by the Licensor will be available from 8:00 am to 5:00 pm, Monday through Friday, excluding holidays.

Licensees who are leasing a cabinet, half-cabinet or cage within the Equipment Area for the purpose of providing fiber to the Interconnection Facility will be assigned a port location on a [**] rack along with a conduit route. Prior to installation, a conduit routing plan must be submitted to building management and approved in writing. An exact location for penetration of the Interconnection Facility will also be designated.

Upon installation of conduit into the Equipment Area of the Interconnection Facility, Licensees will terminate all fiber into the Licensee’s assigned area. All terminations will be scheduled in writing and the management will coordinate the installations, Terminations will be made during normal business hours. Should Licensee require after hours installation, additional fees laid out in this document will apply.

Cross Connect Area.

The Cross Connect Area is where all cross connects will be made. Licensee will not have access to this portion of the Interconnection Facility. Should a Licensee require an inspection of the existing cross-connects or equipment in use, on appointment may be made for escorted access. All requests for access must be made in writing and submittal to the Interconnection Facility manager. Only employees designated on the list submitted by the Licensee will be permitted access. All appointments should be scheduled during normal business hours.

Cross Connects.

In order to initiate a cross connect, a licensee will make a request in writing during normal business hours. Licensor will provide a standard form to each licensee. The licensee initiating the cross connect will be required to provide signatures of authorized personnel or a letter of authorization from both parties involved in the cross connect. Cross connect requests will be acknowledged in writing. This document will include a completion date for the cross-connect. Licensee cross connects will be completed within [**] business days from the time of order placement. Companies that do not have an agreement with Licensor shall not be permitted to interconnect with licensees within the Interconnection Facility.

Licensees will be required to provide terminating information within their own equipment as well as terminating information within the connecting companies’ equipment. All cross-connects will be performed during normal business hours. Should a licensee require an after hours cross connect, this work will be subject to the additional fees listed in this document. All cross-connects outside a licensee’s equipment area must be completed by Licensor’s technician.

All cross connects will be terminated to Bell Core Standards. The connections will be tested by the requesting company. Once connection has been accepted, it will be documented by the Licensor’s OSS System. Current termination specifications and DB loss information are listed in the Equipment Specifications set forth below. Additional technical requirements can be met, but must be specified in writing. Any customized work will be billed on an hourly basis.

Technical Services.

Technical Services within the Neutral Collocation and Interconnection Facilities must be either (1) performed by Licensor’s technicians or (2) supervised by Licensor’s technicians. The Interconnection Facility will be staffed between the hours of 8:00 A.M. and 5:00 P.M. Should a licensee require technical hands-on support, Licensor’s technicians will be billed at a rate of $[**] per hour during normal business hours. If a licensee has a service request, the licensee can contact Licensor at the Building Management Office.

The Interconnection Facility will be monitored 24 hours a day, 7 days a week. Licensees will have the ability to customize a service level agreement that meets their requirements. Should a licensee place an emergency service call after hours and they do not have an agreement in place, a technician will respond within two hours. If the problem is found to be with either licensee’s equipment, a minimum 4 hour call out will be assessed at $[**] per hour.

Interconnection Facility Equipment Specifications

Typical Rack or Cabinet Mount Termination Panels (Source ADC). [**] Series Products – system is a flexible and modular series of fiber cross-connect panels. System will use integral [**] components for the correct protection, bend radius management, and slack patch cord storage required by fiber cross-connect applications.

Normal Capacity. [**] position – Height [**] (varying modularity and segregation may be utilized with full line use of [**] position termination and termination/splice fiber panels.

EXHIBIT C

1

Connector Style. [**].

Mounting Style. [**] standard mounting for channel racks. Optional [**] mount with [**] as extension piece and cable management system are available. [**] standard with ability to flush mount in cabinets or racks.

Latch Type. [**]

Number of Cable Clamps. [**]

Typical Fiber Optic Specifications for Connectors on Jumpers (Source ADC)

[**]
[**] [**] [**]
Insertion Loss <.[**] db max. <[**] db <. [**] db Return Loss > [**] db min. > [**]db > [**] db

Factory connectors/patch cords are tested to a master cable to be better than[**]dB IL and [**]dB RL. [**] fiber optic cable is typical.

*The [**] connector will be the standard connection we will stock. If something other than this connector is required, Licensor’s personnel can work with the specified requirement at the time.

EXHIBIT C

2

EXHIBIT D

RULES AND REGULATIONS

Licensee shall faithfully observe and comply with the following Rules and Regulations. Licensor shall not be responsible to Licensee for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other Licensees or occupants of the Building. In the event of any conflict between the Rules and Regulations and the other provisions of this License, the License shall control, provided, however, that Licensor shall enforce all Rules and Regulations on a non-discriminatory basis.

1. Licensee shall not alter any lock or install any new or additional locks, bolts or card key access systems on any doors or windows of the Premises without obtaining Licensor’s prior written consent. Licensee shall bear the cost of any lock changes or repairs required by Licensee. Two keys will be furnished by Licensor for the Premises, and any additional keys required by Licensee must be obtained by Licensee from Licensor at a reasonable cost to be established by Licensor. Upon the termination of this License, Licensee shall restore to Licensor all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Licensee and in the event of the loss of keys so furnished, Licensee shall pay to Licensor the cost of replacing same or of changing the lock or locks opened by such lost key if Licensor shall deem it necessary to make such changes.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Licensor may be removed without notice by Licensor at Licensee’s expense. Licensee may not install any signs on the exterior or roof of the Building or in the Common Areas. Any signs or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Licensor, in its sole discretion.

4. To maintain the first-rate quality standards within the Neutral Collocation and Cross Connect facilities, tenants or licensees and their service providers shall not run cabling or fiber connections outside of tenants’ or licensees’ leased cabinets or cages. Tenants and Licensees must schedule any of their wiring requirements with the Building Operations office and use Building technicians. A tenant or licensee may use its own internal resources to perform this work, however, in doing so it must retain the services of a Building technician or management representative in a supervisory capacity to ensure that the work performed meets facility’s quality standards.

5. Licensor reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Licensee, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any Licensee, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Licensor will furnish passes to persons for whom Licensee requests same in writing. Licensee shall be responsible for all persons for whom Licensee requests passes and shall be liable to Licensor for all acts of such persons. Licensor and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Licensor reserves the right to prevent access to the Building during the continuance thereof by any means it deems appropriate for the safety and protection of life and properly.

6. No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Licensor. All moving activity into or out of the Building shall be scheduled with Licensor and done only at such time and in such manner as Licensor designates. Licensor will not be responsible for loss of or damage to any such property in any case. Any damage to any part of the Building or its contents, occupants or visitors by moving or maintaining any such property shall be the sole responsibility and expense of Licensee.

7. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Licensee who, or whose employees, agents, invitees or licensees shall have caused same.

8. Licensee shall not overload the floor of the Premises.

9. Licensor reserves the right to exclude or expel from the Building any person who, in the judgment of Licensor, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

10. Licensee shall comply with all safety, fire protection and evacuation procedures and regulations established by Licensor or any governments agency.

11. Licensor reserves the right to deny access to the Building to any person or to prohibit Licensee from utilizing the services of any particular person or contractor in the Building based on Licensor’s reasonable discretion.

Licensor reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Licensor’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, and/or Common Areas, and for the preservation of good order therein, as well as for the convenience of other occupants and Licensees therein. Licensor may waive any one or more of these Rules and Regulations for the benefit of any particular Licensees, but no such waiver by Licensor shall be construed as a waiver of such Rules and Regulations in favor of any other Licensee, nor prevent Licensor from thereafter enforcing any such Rules or Regulations against any or all Licensees of the Building. Licensee shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D

1

EXHIBIT E

FORM OF LICENSEE’S ESTOPPEL CERTIFICATE

The undersigned as Licensee under that certain Collocation/Interconnection License (the “License”) made and entered into as of February     , 2012 by and between ONE SUMMER COLLOCATION, LLC, a Delaware Limited Liability Company as Licensor, and THE ENDURANCE INTERNATIONAL GROUP, INC., a Delaware Corporation as Licensee, for certain premises located in suite 760 of the building located at One Summer Street, Boston, Massachusetts 02110 (the “Building”), certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the License and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises and the Building. All terms used herein that are defined in the License shall have the same meanings herein as therein unless otherwise defined herein.

2. The undersigned currently occupies the Premises described in the License, the License Term commenced on                 , 2012, and the License Term expires on                 , 2018, and the undersigned has no option to terminate or cancel the License or to purchase all or any part of the Premises or the Building. Except as expressly set forth in the License, Licensee has no rights to use or occupy any areas of the Building other than the Premises.

3. Base Fees became payable on                       , 2012.

4. The License is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5. Licensee has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6. All monthly installments of Base Fees, all Additional Fees and all other charges have been paid when due through                           . The current monthly installment of Base Fees is $            .

7. All conditions of the License to be performed by Licensor necessary to the enforceability of the License have been satisfied and Licensor is not in default thereunder. In addition, the undersigned has not delivered any notice to Licensor regarding a default by Licensor thereunder.

8. No license fee has been paid more than thirty-one (31) days in advance and no security has been deposited with Licensor except as provided in the License.

9. As of the date hereof, there are no existing defenses or offsets, to the undersigned’s knowledge, claims or any basis for a claim that the undersigned has against Licensor.

10. If Licensee is a corporation, Limited Liability Company or partnership, each individual executing this Estoppel Certificate on behalf of Licensee hereby represents and warrants that Licensee is a duly formed and existing entity qualified to do business in Massachusetts and that Licensee has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Licensee is authorized to do so.

11. There are no actions pending against the undersigned or any guarantor of the License under the bankruptcy or similar laws.

12. Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous materials or substances in the Premises.

13. To the undersigned’s knowledge, all Licensee improvement work to be performed by Licensor under the License has been completed in accordance with the License and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the License in connection with any Licensee improvement work have been paid in full.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Licensor or to a prospective ground lessor, prospective purchaser or [**], and acknowledges that said prospective ground lessor, prospective purchaser or [**] will be relying upon the statements contained herein in making the loan, entering into such loan, ground lease or equipment lease or acquiring the property of which the Premises are a part (as the case may be) and that receipt by it of this certificate is a condition of making such loan, entering into such ground lease or equipment lease, or acquiring such property (as the case may be).

Executed at                          on the          day of                           , 20    .

“Licensee” THE ENDURANCE INTERNATIONAL GROUP, INC. a Delaware Corporation

By:
Name: Hari Ravichandran Its: CEO

EXHIBIT E

1

EXHIBIT F

LIST OF LICENSEES EQUIPMENT

[TO BE COMPLETED POST-EXECUTION OF LICENSE]

Description of Equipment	Amperage Rating	Date of Proposed Installation

EXHIBIT F

EXHIBIT G

©2008, American Society of Heating, Refrigerating and Air-Conditioning Engineers, Inc. (www.ashrae.org). For personal use only. Additional reproduction, distribution, or transmission in either print or digital form is not permitted without ASHRAE’s prior written permission.

2008 ASHRAE Environmental Guidelines for Datacom Equipment

-Expanding the Recommended Environmental Envelope-

Overview

The current recommended environmental envelope for IT Equipment is listed in Table 2.1 of the 2004 referenced ASHRAE Datacom book [1]. These recommended conditions as well as the allowable conditions refer to the inlet air entering the datacom equipment. Specifically, it lists for data centers in ASHRAE classes 1 and 2 (refer to the referenced ASHRAE book for details on data center type, altitude, recommended vs. allowable, etc.) a recommended environment range of 20°C to 25°C (68°F to 77°F) (dry-bulb temperature) and a relative humidity (RH) range of 40% to 55%. (See the allowable and recommended envelopes for class 1 in the psychrometric chart below.)

To provide greater flexibility in facility operations, particularly with the goal of reduced energy consumption in data centers, TC 9.9 has undergone an effort to revisit these recommended equipment environmental specifications, specifically the recommended envelope for classes 1 and 2 (the recommended envelope is the same for both of these environmental classes). The result of this effort, detailed below, is to expand the recommended operating environment envelope. The purpose of the recommended envelope is to give guidance to data center operators on maintaining high reliability and also operating their data centers in the most energy-efficient manner. The allowable envelope is where IT manufacturers test their equipment in order to verify that the equipment will function within those environmental boundaries. Typically manufacturers will perform a number of tests prior to announcement of a product to verify that their product meets all the functionality requirements within this environmental envelope. This is not a statement of reliability but one of functionality of the IT equipment. However, the recommended envelope is a statement on reliability. For extended periods of time, the IT manufacturers recommend that data center operators maintain their environment within the recommended envelope. Exceeding the recommended limits for short periods of time should not be a problem, but running near the allowable limits for months could result in increased reliability issues. In reviewing the available data from a number of IT manufacturers, the 2008 expanded recommended operating envelope is the agreed-upon envelope that is acceptable to all the IT manufacturers, and operation within this envelope will not compromise overall reliability of the IT equipment. The previous and 2008 recommended envelope data are shown in Table 1.

	2004 Version	2008 Version
Low-end temperature	20°C (68°F)	18°C (64.4°F)
High-end temperature	25°C (77°F)	27°C (80.6°F)
Low-end moisture	40% RH	5.5°C DP (41.9°F)
High-end moisture	55% RH	60% RH& 15°C DP (59° F DP)

Table I Comparison of 2004 and 2008 recommended operating envelope

©2008, American Society of Heating, Refrigerating and Air-Conditioning Engineers, Inc. (www.ashrae.org). For personal use only. Additional reproduction, distribution, or transmission in either print or digital form is not permitted without ASHRAE’s prior written permission.

Neither the 2004 nor the 2008 recommended operating environments ensure that the data center is operating at the optimum energy efficiency. Depending on the cooling system design and outdoor environmental conditions, there will be varying degrees of efficiency within the recommended zone. For instance, when the ambient temperature in the data center is raised, the thermal management algorithms within some datacom equipment will increase the speeds of the air-moving devices to compensate for the higher inlet air temperatures, potentially offsetting the gains in energy efficiency due to the higher ambient temperature. It is incumbent upon each data center operator to review and determine, with appropriate engineering expertise, the ideal operating point for their system. This will include taking into account the recommended range and their site-specific conditions. Using the full recommended envelope is not the most energy-efficient environment when a refrigeration cooling process is being used. For example, the high dew point at the upper areas of the envelope will result in latent cooling (condensation) on refrigerated coils, especially in DX (direct expansion) units. Latent cooling decreases the available sensible cooling capacity for the cooling system and, in many cases, leads to the need to humidify to replace the moisture removed from the air.

The ranges included in this document apply to the inlets of all equipment in the data center (except where IT manufacturers specify other ranges). Attention is needed to make sure the appropriate inlet conditions are achieved for the top portion of IT equipment racks. The inlet air temperature in many data centers tends to be warmer at the top portion of racks, particularly if the warm rack exhaust air does not have a direct return path to the CRACs. This warmer air also affects the relative humidity, resulting in lower values at the top portion of the rack. The air temperature generally follows a horizontal line on the psychometric chart where the absolute humidity remains constant but the relative humidity decreases.

Finally, it should be noted that the 2008 change to the recommended upper- temperature limit from 25°C to 27°C (77°F to 80.6°F) can have detrimental effects on the acoustical noise levels in the data center. See the section on “Acoustical Noise Levels” near the end of this document for a discussion of these effects.

The 2008 recommended environmental envelope is shown in red in the figure below.

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The reasoning behind the selection of the boundaries of this envelope is described below.

Dry-bulb temperature limits

Part of the rationale in choosing the new low- and high-temperature limits was based on the generally accepted practice for the telecommunication industry’s Central Office, based on NEBS GR-63-CORE, which uses the same dry-bulb temperature limits as specified here. In addition, this choice provides a precedence for reliable operation of telecommunication electronic equipment based on a long history of Central Office installations all over the world.

Low side:

From an IT point of view, there is no concern in moving the lower recommended limit for dry-bulb temperature from 20°C to 18°C. (68°F to 64.4°F) In equipment with constant-speed air-moving devices, a facility temperature drop of 2°C (3.6°F) will result in about a 2°C drop in all component temperatures. Even if variable-speed air-moving devices were deployed, typically no change in speed occurs in this temperature range so that component temperatures would again experience a 2°C drop.

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One reason for lowering the recommended temperature is to extend the control range of economized systems by not requiring a mixing of hot return air to maintain the previous 20°C (68°F) recommended limit. The lower limit should not be interpreted as a recommendation to reduce operating temperatures, as this could increase hours of chiller operation and increase energy use. A non-economizer-based cooling system running at 18°C (64.4°F) will most likely carry an energy penalty. (One reason to do this would be a wide range of inlet rack temperatures due to poor airflow management; however, fixing the airflow would likely be a good first step toward reducing energy.)

Where the setpoint for the room temperature is taken at the return to cooling units, the recommended range should not be applied directly as this could drive energy costs higher from overcooling the space. The recommended range is intended for the inlet to the IT equipment. If the recommended range is used as a return air setpoint, the lower end of the range (18°C–20°C)(64°F–68°F) increases the risk of freezing the coils in a DX cooling system.

High side:

The greatest justification for increasing high-side temperature is to increase hours of economizer use per year. For non-economizer systems there may be an energy benefit by increasing the supply-air or chilled-water temperature setpoints. However, the move from 25°C to 27°C (77°F to 80.6°F) can have an impact on the IT equipment’s power dissipation. Most IT manufacturers start to increase air-moving device speed around 25°C (77°F) to improve the cooling of the components and thereby offset the increased ambient air temperature. Therefore, care should be taken before operating at the higher inlet conditions.

The concern that increasing the IT inlet air temperatures might have a significant effect on reliability is not well founded. An increase in inlet temperature does not necessarily mean an increase in component temperatures. Consider the following graph showing a typical component temperature relative to an increasing ambient temperature for an IT system with constant speed fans.

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In this example, the component temperature is 21.5°C above the inlet temperature of 17°C; it is 23.8°C above an inlet ambient temperature of 38°C. The component temperature tracks the air inlet ambient temperature very closely.

Now consider the response of a typical component in a system with variable-speed fan control, as depicted in the figure below. Variable-speed fans decrease the fan flow rate at lower temperatures to save energy. Ideal fan control optimizes the reduction in fan power to the point that component temperatures are still within vendor temperature specifications (i.e., the fans are slowed to the point that the component temperature is constant over a wide range of inlet air temperatures).

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This particular system has a constant fan flow up to approximately 23°C. Below this inlet air temperature, the component temperature tracks closely to the ambient air temperature. Above this inlet temperature, the fan adjusts flow rate such that the component temperature is maintained at a relatively constant temperature.

These data bring up several important observations:

•

Below a certain inlet temperature (23°C in the case described above), IT systems that employ variable-speed air-moving devices have constant fan power, and their component temperatures will track fairly closely to ambient temperature changes. Systems that don’t employ variable-speed air-moving devices would track ambient air temperatures over the full range of allowable ambient temperatures.

•

Above this air inlet temperature (23°C in the case described above), the speed of the air-moving device increases in speed to maintain fairly constant component temperatures and, in this case, inlet temperature changes have little-to-no effect on component temperatures and thereby no affect on reliability since component temperatures are not affected by ambient temperature changes.

•	The introduction of IT equipment that employs variable-speed air-moving devices has:

¡	Minimized the effect on component reliability as a result of changes in ambient temperatures

¡	Allowed for potential of large increases in energy savings especially in facilities that deploy economizers

As shown in Figure 3, the IT fan power can increase dramatically as it stalls ramping up in speed to counter the increased inlet ambient temperature. The graph shows a typical power increase that results in the near constant component temperature. In this case the fan power increased from 11 W at ~23°C inlet to over 60 W at 35°C inlet. The inefficiency in the power supply results in an even larger system power increase. The total room power (facilities + IT) may actually go up at warmer temperatures. IT manufacturers should be consulted when considering system ambient temperatures approaching the upper recommended ASHRAE temperature specification. See reference [2] for a technical evaluation of the effect of increased environmental temperature, where it was shown that an increase in temperature can actually increase energy use in a standard data center, but reduce it in a data center with economizers in the cooling system.

Because of the derating of the maximum allowable temperature with altitude for classes 1 and 2, the recommended maximum temperature is derated by 1°C/300 m above 1800 m.

Upper moisture limit

Based on extensive reliability testing of printed circuit board (PCB) laminate materials, it has been shown that conductive anodic filament (CAF) growth is strongly related to relative humidity [3]. As humidity increases, time to failure rapidly decreases, Extended periods of relative humidity exceeding 60% can result in failures, especially given the reduced conductor-to-conductor spacings common in many designs today. The CAF

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mechanism involves electrolytic migration after a path is created. Path formation could be due to a breakdown of inner laminate bonds driven by moisture that supports the electrolytic migration, explaining why moisture is so key to CAF formation.

The upper moisture region is also important for disk and tape drives. In disk drives, there are head fly-ability and corrosion issues at high humidity. In tape drives, high humidity can increase frictional characteristics of tape, head wear, and head corrosion. High relative humidity in combination with common atmospheric contaminants is required for atmospheric corrosion. The humidity forms monolayers of water on surfaces, thereby providing the electrolyte for the corrosion process. An RH of 60% is associated with adequate monolayer buildup for monolayers to start taking on fluid-like properties. Combined with humidity levels exceeding the critical equilibrium humidity of a contaminant’s saturated salt, hygroscopic corrosion product is formed, further enhancing the buildup of acid-electrolyte surface wetness and greatly accelerating the corrosion process. Although disk drives do contain internal means to control and neutralize pollutants, maintaining humidity levels below the critical humidity levels of multiple monolayer formation retards initiation of the corrosion process.

A maximum recommended dew point of 15°C is specified to provide an adequate guard band between the recommended and allowable envelopes.

Lower moisture limit

The motivation for lowering the moisture limit is to allow a greater number of hours per year where humidification (and its associated energy use) is not required.

The previous recommended lower limit was 40% RH. This correlates on the psychrometric chart to 20°C dry-bulb temperature and a 5.5°C dew point (lower left), and a 25°C dry-bulb temperature and a 10.5°C dew point (lower right). The dryer the air, the greater the risk of electrostatic discharge (ESD). The main concern with decreased humidity is that the intensity of static electricity discharges increases. These higher voltage discharges tend to have a more severe impact on the operation of electronic devices, causing error conditions requiring service calls and, income cases, physical damage. Static charges of thousands of volts can build up on surfaces in very dry environments. When a discharge path is offered, such as a maintenance activity, the electric shock of this magnitude can damage sensitive electronics. If the humidity level is reduced too far, static dissipative materials can lose their ability to dissipate charge and then become insulators.

The mechanism of the static discharge and the impact of moisture in the air are not widely understood. Montoya [4] demonstrates through a parametric study that ESD charge voltage level is a function of dew point or absolute humidity in the air and not relative humidity. Simonic [5] studied ESD events in various temperature and moisture conditions over a period of a year and found significant increases in ESD events (20x), depending on the level of moisture content (winter vs. summer months). It was not clear whether the important parameter was absolute humidity or relative humidity. Blinde and

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Lavioc [6] studied electrostatic charge decay (vs. discharge) of several materials and have shown that it is not sufficient to specify environmental ESD protection in terms of absolute humidity, nor is a relative humidity specification sufficient since temperature effects ESD parameters other than atmospheric moisture content.

The 2004 recommended range includes dew-point temperatures as low as 5.5°C. Discussions with the IT equipment manufacturers indicated that there have been no known reported ESD issues within the current recommended environmental limits. In addition, the referenced information on ESD mechanisms [4-6] does not suggest a direct relative humidity correlation with ESD charge creation or discharge, but reference 4 does demonstrate a strong correlation of dew point to charge creation, and a lower humidity limit based upon a minimum dew point (rather than minimum relative humidity) is proposed. Therefore, the 2008 recommended lower limit is a line from 18°C dry-bulb and 5.5°C dew-point temperature to 27°C dry-bulb anda5.5°C dew-point temperature. Over this range of dry-bulb temperature and a 5.5°C dew point, the relative humidity varies from approximately 25% to 45%.

Another practical benefit of this change is that process changes in data centers and their HVAC systems, in this area of the psychrometric chart, are generally sensible only (i.e., horizontal on the psychrometric chart). Having a limit of relative humidity greatly complicates the control and operation of the cooling systems and could require added humidification operation at a cost of increased energy in order to maintain an RH when the space is already above the needed dew-point temperature. To avoid these complications, the hours of economizer operation available using the 2004 guidelines were often restricted.

ASHRAE is developing a research project to investigate moisture levels and ESD with the hope of driving the recommended range to a lower moisture level in the future. In addition to ESD, low moisture levels can result in the drying out of lubricants, which can adversely affect some components. Possible examples include motors, disk drives, and tape drives. While manufacturers have indicated acceptance of the environmental extensions documented here, some have expressed concerns about further extensions. Another concern for tape drives at low moisture content is the increased tendency to collect debris on the tape, around the head, and tape transport mechanism due to static buildup.

Acoustical noise levels

The ASHRAE proposal to expand the operating envelope for datacom facilities may have an effect on acoustical noise levels. Noise levels in high-end data centers have steadily increased over the years and have become, or at least will soon become, a serious concern to data center managers and owners. For background and discussion on this, see Chapter 9, “Acoustical Noise Emissions,” in the ASHRAE datacom book [7]. The increase in noise levels is the obvious result of the significant increase in cooling requirements of new, high-end datacom equipment. The increase in concern results from noise levels in data centers approaching or exceeding regulatory workplace noise limits, such as those imposed by OSHA in the United States or by EC Directives in Europe. Empirical fan

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laws generally predict that the sound power level of an air-moving device increases with the 5th power of rotational speed. This means that a 20% increase in speed (e.g., 3000 to 3600 rpm) equates to a 4 dB increase in noise level. While it is not possible to predict a priori the effect on noise levels of a potential 2°C increase in data center temperatures, it is not unreasonable to expect to sec increases in the range of 3–5 dB. Data center managers and owners should therefore weigh the trade-offs between the potential energy efficiencies with the proposed new operating environment and the potential increases in noise levels.

With regard to the regulatory workplace noise limits, and concern to protect their employees against potential hearing damage, data center managers should check whether potential changes in the noise levels in their environment will cause them to trip various “action level” thresholds defined in the local, state, or national codes. The actual regulations should be consulted because these are complex and beyond the scope of this document to explain fully. For instance, when levels exceed 85 dB(A), hearing conservation programs are mandated, which can be quite costly, generally involving baseline audiometric testing, noise level monitoring or dosimetry, noise hazard signage, and education and training. When levels exceed 87 dB(A) (in Europe) or 90 dB(A) (in the US), further action such as mandatory hearing protection, rotation of employees, or engineering controls must be taken. Data center managers should consult with acoustical or industrial hygiene experts to determine whether a noise exposure problem will result from increasing ambient temperatures to the upper recommended limit proposed here.

Data center operation scenarios for ASHRAE’s new recommended environmental limits

The recommended ASHRAE guideline is meant to give guidance to IT data center operators on the inlet air conditions to the IT equipment for the most reliable operation. Four possible scenarios where data center operators may elect to operate at conditions that lie outside the recommended environmental window are listed as follows:

•	Scenario #1: Expand economizer use for longer periods of the year where hardware fails are not tolerated

For short periods of time it is acceptable to operate outside this recommended envelope and approach the extremes of the allowable envelope. All manufacturers perform tests to verify that the hardware functions at the allowable limits. For example, if during the summer months it is desirable to operate for longer periods of time using an economizer rather than turning on the chillers, this should be acceptable as long as this period of warmer inlet air temperatures to the datacom equipment does not exceed several days each year where the long-term reliability of the equipment could be affected. Operation near the upper end of the allowable range may result in temperature warnings from the IT equipment.

•	Scenario #2: Expand economizer use for longer periods of the year where limited hardware fails are tolerated

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All manufacturers perform tests to verify that the hardware functions at the allowable limits. For example, if during the summer months it is desirable to operate for longer periods of time using the economizer rather than turning on the chillers, and if your data center operation is such that periodic hardware fails are acceptable, then operating for extended periods of time near or at the allowable limits may be acceptable. This, of course, would be a business decision on where to operate within the allowable and recommended envelopes and for what periods of time. Operation near the upper end of the allowable range may result in temperature warnings from the IT equipment.

•	Scenario # 3: Failure of cooling system or servicing cooling equipment

If the system was designed to perform within the recommended environmental limits, it should be acceptable to operate outside this recommended envelope and approach the extremes of the allowable envelope during the failure. All manufacturers perform tests to verify that the hardware functions at the allowable limits. For example, if a modular CRAC unit fails in the data center and the temperatures of the inlet air of the nearby racks increase beyond the recommended limits but are still within the allowable limits, this is acceptable for short periods of time until the failed component is repaired. As long as the repairs are completed within industry norm times for these type failures, this operation should be acceptable. Operation near the upper end of the allowable range may result in temperature warnings from the IT equipment.

•	Scenario # 4: Addition of new servers that push the environment beyond the recommended envelope

For short periods of time it should be acceptable to operate outside this recommended envelope and approach the extremes of the allowable envelope. All manufacturers perform tests to verify that the hardware functions at the allowable limits. For example, if additional servers are added to the data center in an area that would increase the inlet air temperatures to the server racks above the recommended limits but adhere to the allowable limits, this should be acceptable for short periods of time until the ventilation can be improved. The length of time operating outside the recommended envelope is somewhat arbitrary, but several days would be acceptable. Operation near the upper end of the allowable range may result in temperature warnings from the IT equipment.

References

1.	ASHRAE. 2004. Thermal Guidelines for Data Processing Environments, Atlanta: American Society of Heating, Refrigerating and Air-Conditioning Engineers, Inc.

2.	Patterson, M.K. 2008. The effect of data center temperature on energy efficiency. Proceedings of the Itherm Conference, Orlando, Florida, May 28– June 1, 2008.

3.	Sauter, Karl. Electrochemical migration testing results—Evaluating printed circuit board desi3gn, manufacturing process and laminate material impacts on CAF resistance. Proceedings of the IPC Printed Circuits Expo, March 2001.

4.	Montoya. 2002. http://ismi.sematech.org/meetings/archives/other/20021014/montoya.pdf. From the Sematech Electrostatic Discharge Impact and Control Workshop, Austin Texas, October, 2002.

5.	Simonic, R . 1982. ESD event rates for metallic covered floor standing information processing machines. Proceedings of the IEEE EMC Symp., pp.191-98.

6.	Blinde, D., and L. Lavoie. 1981. Quantitative effects of relative and absolute humidity on ESD generation/suppression. Proceedings of the EOS/ESD Symp., Vol EOS-3, pp. 9–13.

7.	ASHRAE. 2005. Design Considerations for Datacom Equipment Centers. Atlanta: American Society of Heating, Refrigerating and Air-Conditioning Engineers, Inc.

FIRST AMENDMENT TO

COLLOCATION/INTERCONNECTION LICENCE

This First Amendment to Collocation/Interconnection License (hereinafter referred to as the “First Amendment”) is made as of January 4, 2013 by and between ONE SUMMER COLLOCATION, LLC (“Licensor”) and THE ENDURANCE INTERNATIONAL GROUP, INC., a Delaware Corporation (“Licensee”).

W I T N E S S E T H:

WHEREAS, Licensor and Licensee entered into that certain Collocation/Interconnection License dated February 2, 2012 (the “License”), for the license of approximately 1,173 square feet of caged space (the “Original Premises”) in Suite 760 on the seventh (7lh) floor of the building commonly known as One Summer Street, Boston, Massachusetts (the “Building”);

WHEREAS Licensor and Licensee now wish to expand the Premises on the terms and conditions described in more detail below;

NOW, THEREFORE, in furtherance of the foregoing, and in consideration of mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the License as follows:

1. Licensor shall extend the cage surrounding the Original Premises to add additional space designed to accommodate up to [**] Licensee provided [**] cabinets, or equivalent sized cabinets, in accordance with the dimensions contained on and as provided in Exhibit A hereto utilizing [**] (the “Additional Premises”). Licensor will provide to the Additional Premises [**] for power and communications distribution, sufficient cooling to maintain room temperature in accordance with ASHRAE standards, and [**] circuit drops above each cabinet for use by Licensee in a [**] configuration, with the [**]. The above referenced work shall be completed before the “Commencement Date” which shall be June 14,2013.

2. Upon the Commencement Date, the Base Fees under the License shall be increased by $[**] per month in consideration of the Licensee’s use of the Additional Premises and associated service.

3. The cost of Power utilized by Licensee within the Additional Premises shall be [**] to Licensor, and paid by Licensee to Licensor.

4. All recurring fees associated with the Additional Premises shall escalate by [**]% on [**] of the Commencement Date while the License remains in effect.

5. The License is hereby ratified and confirmed and, as modified by this First Amendment, shall remain in fall force and effect. All references appearing in the License and in any related instruments shall be amended and read thereafter to be references to the License as further amended by this First Amendment. All terms which are defined in the License shall have the same meanings when used in this First Amendment (unless a contrary intent is clearly indicated from the context herein).

IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to be duly executed by its duly authorized officer as an instrument under seal as of the day and year first above written.

LICENSEE: THE ENDURANCE INTERNATIONAL GROUP, INC.	LICENSOR: ONE SUMMER COLLOCATION, LLC
By: /s/ John Mone Name: John Mone Title: EVP	By: /s/ Jeffrey D. Markley Name: Jeffrey D. Markley Title: Manager

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]